Exhibit 99.1

AG Mortgage Investment Trust, Inc. Reports Second Quarter 2019 Results

NEW YORK, NY, August 5, 2019 / Business Wire - AG Mortgage Investment Trust, Inc. ("MITT," "we," the “Company” or "our") (NYSE: MITT) today reported financial results for the quarter-ended June 30, 2019. AG Mortgage Investment Trust, Inc. is a hybrid mortgage REIT that opportunistically invests in, acquires and manages a diversified risk-adjusted portfolio of Agency RMBS, Credit Investments, and Single-Family Rental Properties. Our Credit Investments include our Residential Investments, Commercial Investments, and ABS Investments.

SECOND QUARTER 2019 FINANCIAL HIGHLIGHTS

•	$0.47 of Net Income/(Loss) per diluted common share(1)

•	$0.36 of Core Earnings per diluted common share(1)

◦	Includes $(0.04) retrospective adjustment

•	Decrease in Core Earnings from last quarter primarily due to the flattening of the yield curve and a change in prepayment expectations

•	2.9% economic return on equity for the quarter, 11.6% annualized(2)

•	$17.42 Book value per share(1) as of June 30, 2019

•	$17.57 Undepreciated Book Value per share(1) as of June 30, 2019 versus $17.56 as of March 31, 2019

◦	Undepreciated Book Value increased $0.01 or 0.1% from the prior quarter primarily due to:

▪	$0.01 or 0.1% due to our investments in Agency RMBS, Residential Loans(a) and associated derivatives

▪
Agency RMBS spreads widened versus benchmarks as the interest rate rally resulted in elevated gross supply, prepayment uncertainty and increased implied volatility offset by short-duration non-performing and re-performing loan spreads tightening during the quarter

▪	$0.13 or 0.7% due to our Credit Investments excluding Residential Loans(a)

▪	CRT and Legacy RMBS spreads tightened during the quarter, while CMBS spreads remained relatively unchanged despite some volatility in AAA rated securities

▪	$(0.13)(b) or (0.7)% due to core earnings below the $0.50 dividend

(a) Residential Loans includes Re/Non-Performing Loans and New Origination Loans
(b) Includes $0.01 or 0.1% due to equity based compensation

	Q1 2019		Q2 2019
Summary of Operating Results:
GAAP Net Income/(Loss) Available to Common Stockholders	$25.8	mm	$15.3	mm
GAAP Net Income/(Loss) Available to Common Stockholders, per diluted common share(1)	$0.84		$0.47

Non-GAAP Results:
Core Earnings*	$13.6	mm	$11.8	mm
Core Earnings, per diluted common share(1)	$0.45		$0.36
*A reconciliation of net income/(loss) per diluted common share to core earnings per diluted common share for the three months ended June 30, 2019, along with an explanation of this non-GAAP financial measure, is provided at the end of this press release.

MANAGEMENT REMARKS

"MITT's undepreciated book value was relatively flat quarter over quarter, increasing by one cent to $17.57," said Chief Executive Officer, David Roberts. "While our core earnings during the quarter were less than our $0.50 dividend, that shortfall was made up by an increase in the value of our credit investments."

"Our core earnings decreased from the prior quarter by $0.09 to $0.36 per share, after a $0.04 negative retrospective adjustment. Asset yields decreased in the quarter while our funding costs remained sticky," Mr. Roberts continued.

Mr. Roberts added, "We anticipate that our Board will adjust our quarterly common dividend to $0.45 per share for the third quarter of 2019, subject to any changes in our outlook at that time. We believe that this level of dividend better reflects the modeled earnings power of our targeted asset portfolio, anticipated leverage, and projected funding costs in the current market environment."

"The mortgage-backed sector performed well during the second quarter," said Chief Investment Officer, T.J. Durkin. "The credit risk transfer market extended its first quarter spread tightening, which serves as a barometer of overall mortgage credit. During the quarter we rotated out of Agency RMBS into credit investments, increasing our exposure in newly originated non-QM loans, credit risk transfer securities, and commercial real estate loans, while also committing to purchase re/non-performing loans. Going forward, we continue to see a pipeline of credit opportunities at favorable risk-adjusted returns; and we intend to remain active in the securitization markets."

INVESTMENT HIGHLIGHTS

•	$4.0 billion investment portfolio as of June 30, 2019 as compared to the $4.1 billion investment portfolio as of March 31, 2019(3) (4)

•	2.0% Net Interest Margin (“NIM”) as of June 30, 2019(5)

•	4.4x “At Risk” Leverage as of June 30, 2019(6)

•	7.1% constant prepayment rate ("CPR") on the Agency RMBS investment portfolio for the second quarter(7)

•	Duration gap was approximately 0.98 years as of June 30, 2019(8)

◦
Duration gap is presented pro-forma for the purchase of $234.2 million of Re/Non-Performing Loans that we have committed to purchase but that have not settled as the hedges related to these purchases have already been added to the portfolio. The duration gap exclusive of these commitments would be 0.67.

SECOND QUARTER ACTIVITY

($ in millions)

Description	Purchased	(Sold/Payoff)	Net Activity
30 Year Fixed Rate	$—	$(123.6)	$(123.6)
Inverse Interest Only	—	(3.2)	(3.2)
Fixed Rate 30 Year TBA	746.6	(748.7)	(2.1)
Total Agency RMBS	746.6	(875.5)	(128.9)

Prime	1.2	(32.4)	(31.2)
Alt-A/Subprime	7.3	—	7.3
Credit Risk Transfer	53.1	(0.9)	52.2
Re/Non-Performing Loans	6.3	(13.1)	(6.8)
New Origination Loans	206.2	(181.9)	24.3
Total Residential Investments	274.1	(228.3)	45.8

CMBS	23.7	(21.1)	2.6
CMBS Interest Only	—	(1.7)	(1.7)
Commercial Real Estate Loans	7.8	—	7.8
Total Commercial Investments	31.5	(22.8)	8.7
Total Q2 Activity	$1,052.2	$(1,126.6)	$(74.4)
Note: The chart above is based on trade date for securities and settle date for loans.

Re/Non-Performing Loan Activity

•
Participated in a term securitization alongside another Angelo Gordon fund in June which refinanced previously securitized primarily re-performing mortgage loans into a new lower cost, fixed rate long-term financing, returning $14.0mm of equity to MITT

◦	MITT maintained exposure to the securitization through an interest in the subordinated tranches

•	Entered into commitments to purchase two pools of Re/Non-Performing loans which are not included in the table above
New Origination Loan Activity

•	Purchased several Non-QM pools alongside other Angelo Gordon funds

•
Participated in Angelo Gordon's first rated Non-QM securitization alongside other Angelo Gordon funds in June, which refinanced Non-QM loans from repurchase agreement financing into lower cost, fixed rate, non-recourse long-term financing, returning $16.7mm of equity to MITT

◦	MITT maintained exposure to the securitization through an interest in the subordinated tranches

SINGLE-FAMILY RENTAL PORTFOLIO UPDATE

•	Occupancy remained stable throughout the 2nd quarter in the 92-93% range

◦	The slight occupancy dip in June is related to seasonally higher number of lease expirations and lower renewal pull-through

•	Decline in operating margin primarily due to the aging and subsequent write-off of certain rent receivables

	3/31/2019		6/30/2019
Gross Carrying Value(a)	$141.7		$141.3
Accumulated Depreciation and Amortization(a)	(3.8)		(4.9)
Net Carrying Value(a)	$137.9		$136.4
Occupancy(b)	93.7%		92.1%
Average Square Footage(b)	1,463		1,455
Average Monthly Rental Income per Home(b)(c)	$1,020		$1,028
Operating Margin(11)	45.2%	(d)	41.5%
(a) $ in millions
(b) Based on occupied residences as of each corresponding period end
(c) Based on straight-line rent as of each corresponding period end
(d) Includes a write-off of approximately $0.1 million of rental income receivable taken in Q2 2019

KEY STATISTICS

($ in millions)	June 30, 2019
Investment portfolio(3) (4)	$3,951.8
Financing arrangements, net(4)	3,176.5
Total financing(6)	3,232.5
Stockholders’ equity	730.9
GAAP Leverage	4.1x
“At Risk” Leverage(6)	4.4x

Yield on investment portfolio(9)	5.0%
Cost of funds(10)	3.0%
Net interest margin(5)	2.0%
Other operating expenses (corporate)(12)	1.5%

Book value, per share(1)	$17.42
Undepreciated Book Value, per share(1)	$17.57
Undistributed taxable income, per share(1) (13)	$1.28
Dividend, per share(1)	$0.50
Note: Cost of funds and NIM shown include the costs or benefits of our interest rate hedges. Cost of funds and NIM excluding the cost or benefit of our interest rate hedges would be 3.2% and 1.8%, respectively.

INVESTMENT PORTFOLIO

The following summarizes the Company’s investment portfolio as of June 30, 2019(3) (4):

($ in millions)	Amortized Cost	Net Carrying Value	Percent of Net Carrying Value	Allocated Equity(15)	Percent of Equity	Leverage Ratio*
Agency RMBS	$2,211.6	$2,270.5	57.5%	$263.8	36.1%	7.5x
Residential Investments	1,047.6	1,119.7	28.3%	287.2	39.3%	3.1x
Commercial Investments	379.5	404.6	10.2%	133.0	18.2%	2.1x
ABS	20.7	20.6	0.5%	11.1	1.5%	0.9x
Single-Family Rental Properties	136.4	136.4	3.5%	35.8	4.9%	2.8x
Total	$3,795.8	$3,951.8	100.0%	$730.9	100.0%	4.4x
*The leverage ratio on Agency RMBS includes any net receivables on TBA. The leverage ratio by type of investment is calculated by dividing the investment type's total financing by its allocated equity.(15)
Note: The chart above includes fair value of $0.6 million of Agency RMBS, $239.1 million of Residential Investments and $5.6 million of Commercial Investments that are included in the “Investments in debt and equity of affiliates” line item on our consolidated balance sheet.

Premiums and discounts associated with purchases of the Company’s investments are amortized or accreted into interest income over the estimated life of such investments, using the effective yield method. The Company recorded a $(0.04) retrospective adjustment per diluted common share, excluding interest-only securities and TBAs. Since the cost basis of the Company’s Agency RMBS securities, excluding interest-only securities and TBAs, exceeds the underlying principal balance by 2.7% as of June 30, 2019, slower actual or projected prepayments can have a meaningful positive impact on the Company's asset yields, while faster actual or projected prepayments can have a meaningful negative impact on the yields.

FINANCING AND HEDGING ACTIVITIES

The Company, either directly or through its equity method investments in affiliates, had financing arrangements with 45 counterparties, under which it had debt outstanding with 33 counterparties as of June 30, 2019. Our weighted average days to maturity is 138 days and our weighted average original days to maturity is 236 days. The Company's financing arrangements as of June 30, 2019 are summarized below:

($ in millions)
	Agency		Credit		SFR**
Maturing Within:*	Amount Outstanding	WA Funding Cost	Amount Outstanding	WA Funding Cost	Amount Outstanding	WA Funding Cost
Overnight	$118.3	2.7%	$—	—%	$—	—%
30 Days or Less	999.2	2.7%	571.0	3.5%	—	—%
31-60 Days	428.1	2.6%	134.1	3.8%	—	—%
61-90 Days	147.2	2.6%	74.9	3.9%	—	—%
91-180 Days	249.0	2.6%	—	—%	—	—%
Greater than 180 Days	—	—%	352.7	4.5%	102.0	4.8%
Total / Weighted Avg	$1,941.8	2.7%	$1,132.7	3.9%	$102.0	4.8%
*Amounts in table above do not include securitized debt of $8.6 million.
**Includes $0.9 million of deferred financing costs.

The Company’s interest rate swaps as of June 30, 2019 are summarized as follows:

($ in millions)
Maturity	Notional Amount	WA Pay-Fixed Rate	WA Receive-Variable Rate*	WA Years to Maturity
2020	$105.0	1.5%	2.6%	0.7
2022	778.8	1.9%	2.5%	3.0
2023	5.7	3.2%	2.6%	4.4
2024	345.0	2.0%	2.1%	5.0
2026	20.0	1.9%	2.5%	7.4
2027	10.0	2.2%	2.3%	8.0
2029	38.0	1.9%	2.3%	10.0
Total/Wtd Avg	$1,302.5	1.9%	2.4%	3.6
 * 100% of our receive-variable interest rate swap notional resets quarterly based on three-month LIBOR.

TAXABLE INCOME

The primary differences between taxable income and GAAP net income include (i) unrealized gains and losses associated with investment and derivative portfolios which are marked-to-market in current income for GAAP purposes, but excluded from taxable income until realized or settled, (ii) temporary differences related to amortization of premiums and discounts paid on investments, (iii) the timing and amount of deductions related to stock-based compensation, (iv) temporary differences related to the recognition of certain terminated investments and derivatives, (v) taxes and (vi) methods of depreciation between GAAP and tax. As of June 30, 2019, the Company had estimated undistributed taxable income of approximately $1.28 per share.(1) (13)

DIVIDEND

On June 14, 2019, the Company’s board of directors declared a second quarter dividend of $0.50 per share of common stock that was paid on July 31, 2019 to stockholders of record as of June 28, 2019.

On May 17, 2019, the Company’s board of directors declared a quarterly dividend of $0.51563 per share on its 8.25% Series A Cumulative Redeemable Preferred Stock and a quarterly dividend of $0.50 per share on its 8.00% Series B Cumulative Redeemable Preferred Stock. The preferred distributions were paid on June 17, 2019 to stockholders of record as of May 31, 2019.

STOCKHOLDER CALL

The Company invites stockholders, prospective stockholders and analysts to participate in MITT’s second quarter earnings conference call on August 6, 2019 at 9:30 am Eastern Time. The stockholder call can be accessed by dialing (888) 424-8151 (U.S. domestic) or (847) 585-4422 (international). Please enter code number 5976527.

A presentation will accompany the conference call and will be available on the Company’s website at www.agmit.com. Select the Q2 2019 Earnings Presentation link to download the presentation in advance of the stockholder call.

An audio replay of the stockholder call combined with the presentation will be made available on our website after the call. The replay will be available until September 5, 2019. If you are interested in hearing the replay, please dial (888) 843-7419 (U.S. domestic) or (630) 652-3042 (international). The conference ID number is 5976527.

For further information or questions, please e-mail ir@agmit.com.

ABOUT AG MORTGAGE INVESTMENT TRUST, INC.

AG Mortgage Investment Trust, Inc. is a hybrid mortgage REIT that opportunistically invests in, acquires and manages a diversified risk-adjusted portfolio of Agency RMBS, Credit Investments, and Single-Family Rental Properties. Its Credit Investments include Residential Investments, Commercial Investments, and ABS Investments. AG Mortgage Investment Trust, Inc. is externally managed and advised by AG REIT Management, LLC, a subsidiary of Angelo, Gordon & Co., L.P., an SEC-registered investment adviser that specializes in alternative investment activities.

Additional information can be found on the Company’s website at www.agmit.com.

ABOUT ANGELO GORDON

Angelo, Gordon & Co., L.P. is a privately held limited partnership founded in November 1988.  The firm manages approximately $33 billion as of June 30, 2019 with a primary focus on credit and real estate strategies. Angelo Gordon has over 500 employees, including more than 200 investment professionals, and is headquartered in New York, with offices in the U.S., Europe and Asia. For more information, visit www.angelogordon.com.

FORWARD LOOKING STATEMENTS

This press release includes “forward-looking statements” within the meaning of the safe harbor provisions of the United States Private Securities Litigation Reform Act of 1995 related to dividends, book value, our investments, our investment and portfolio strategy, investment returns, return on equity, liquidity, financing, taxes, our assets, our interest rate sensitivity, and our views on certain macroeconomic trends and conditions, among others. Forward-looking statements are based on estimates, projections, beliefs and assumptions of management of the Company at the time of such statements and are not guarantees of future performance. Forward-looking statements involve risks and uncertainties in predicting future results and conditions. Actual results could differ materially from those projected in these forward-looking statements due to a variety of factors, including, without limitation, changes in interest rates, changes in the yield curve, changes in prepayment rates, changes in default rates, the availability and terms of financing, changes in the market value of our assets, general economic conditions, conditions in the market for Agency RMBS, Non-Agency RMBS, ABS and CMBS securities, Excess MSRs and loans, our ability to integrate single-family rental assets into our investment portfolio, our ability to predict and control costs, conditions in the real estate market, and legislative and regulatory changes that could adversely affect the business of the Company. Additional information concerning these and other risk factors are contained in the Company’s filings with the Securities and Exchange Commission (“SEC”), including its most recent Annual Report on Form 10-K and subsequent filings. Copies are available free of charge on the SEC’s website, http://www.sec.gov/. All information in this press release is as of August 5, 2019. The Company undertakes no duty to update any forward-looking statements to reflect any change in its expectations or any change in events, conditions or circumstances on which any such statement is based.

AG Mortgage Investment Trust, Inc. and Subsidiaries
Consolidated Balance Sheets (Unaudited)
(in thousands, except per share data)

	June 30, 2019	December 31, 2018
Assets
Real estate securities, at fair value:
Agency - $2,062,928 and $1,934,562 pledged as collateral, respectively	$2,123,088	$1,988,280
Non-Agency - $652,582 and $605,243 pledged as collateral, respectively	680,492	625,350
ABS - $12,781 and $13,346 pledged as collateral, respectively	20,571	21,160
CMBS - $258,424 and $248,355 pledged as collateral, respectively	281,040	261,385
Residential mortgage loans, at fair value - $127,854 and $99,283 pledged as collateral, respectively	199,970	186,096
Commercial loans, at fair value - $3,233 and $- pledged as collateral, respectively	118,005	98,574
Single-family rental properties, net	136,374	138,678
Investments in debt and equity of affiliates	99,955	84,892
Excess mortgage servicing rights, at fair value	20,893	26,650
Cash and cash equivalents	60,097	31,579
Restricted cash	32,853	52,779
Other assets	24,577	33,503
Total Assets	$3,797,915	$3,548,926

Liabilities
Financing arrangements, net	$2,993,233	$2,822,505
Securitized debt, at fair value	8,630	10,858
Dividend payable	16,355	14,372
Other liabilities	48,833	45,180
Total Liabilities	3,067,051	2,892,915
Commitments and Contingencies
Stockholders’ Equity
Preferred stock - $0.01 par value; 50,000 shares authorized:
8.25% Series A Cumulative Redeemable Preferred Stock, 2,070 shares issued and outstanding ($51,750 aggregate liquidation preference)	49,921	49,921
8.00% Series B Cumulative Redeemable Preferred Stock, 4,600 shares issued and outstanding ($115,000 aggregate liquidation preference)	111,293	111,293
Common stock, par value $0.01 per share; 450,000 shares of common stock authorized and 32,709 and 28,744 shares issued and outstanding at June 30, 2019 and December 31, 2018, respectively	327	287
Additional paid-in capital	661,833	595,412
Retained earnings/(deficit)	(92,510)	(100,902)
Total Stockholders’ Equity	730,864	656,011

Total Liabilities & Stockholders’ Equity	$3,797,915	$3,548,926

  AG Mortgage Investment Trust, Inc. and Subsidiaries
Consolidated Statements of Operations (Unaudited)
(in thousands, except per share data)

	Three Months Ended
	June 30, 2019	June 30, 2018
Net Interest Income
Interest income	$40,901	$36,012
Interest expense	24,277	16,271
Total Net Interest Income	16,624	19,741

Other Income/(Loss)
Rental income	3,162	—
Net realized gain/(loss)	(27,579)	(11,060)
Net interest component of interest rate swaps	1,800	1,262
Unrealized gain/(loss) on real estate securities and loans, net	43,165	(578)
Unrealized gain/(loss) on derivative and other instruments, net	(10,839)	4,781
Other income	346	20
Total Other Income/(Loss)	10,055	(5,575)

Expenses
Management fee to affiliate	2,400	2,387
Other operating expenses	3,850	3,443
Equity based compensation to affiliate	73	94
Excise tax	186	375
Servicing fees	416	22
Property depreciation and amortization	1,180	—
Property operating expenses	1,946	—
Total Expenses	10,051	6,321

Income/(loss) before equity in earnings/(loss) from affiliates	16,628	7,845

Equity in earnings/(loss) from affiliates	2,050	323
Net Income/(Loss)	18,678	8,168

Dividends on preferred stock	3,367	3,367

Net Income/(Loss) Available to Common Stockholders	$15,311	$4,801

Earnings/(Loss) Per Share of Common Stock
Basic	$0.47	$0.17
Diluted	$0.47	$0.17

Weighted Average Number of Shares of Common Stock Outstanding
Basic	32,709	28,201
Diluted	32,737	28,228

NON-GAAP FINANCIAL MEASURE

This press release contains Core Earnings, a non-GAAP financial measure. Our presentation of Core Earnings may not be comparable to similarly-titled measures of other companies, who may use different calculations. This non-GAAP measure should not be considered a substitute for, or superior to, the financial measures calculated in accordance with GAAP. Our GAAP financial results and the reconciliations from these results should be carefully evaluated.

We define Core Earnings, a non-GAAP financial measure, as Net Income/(loss) available to common stockholders excluding (i) unrealized gains/(losses) on real estate securities, loans, derivatives and other investments and realized gains/(losses) on the sale or termination of such instruments, (ii) beginning with Q2 2018, as a policy change, any transaction related expenses incurred in connection with the acquisition or disposition of our investments, (iii) beginning with Q3 2018, concurrent with a change in the Company's business, any depreciation or amortization expense related to the Company's SFR portfolio, (iv) beginning with Q3 2018, as a policy change, accrued deal related performance fees payable to Arc Home and third party operators to the extent the primary component of the accrual relates to items that are excluded from Core Earnings, such as unrealized and realized gains/(losses), and (v) beginning with Q4 2018 and applied retrospectively, as a policy change, realized and unrealized changes in the fair value of Arc Home's net mortgage servicing rights as well as realized and unrealized changes in the fair value of derivatives that are intended to offset changes in the fair value of those net mortgage servicing rights. Items (i) through (v) above include any amounts related to those items held in affiliated entities. Management considers the transaction related expenses referenced in (ii) above to be similar to realized losses incurred at acquisition or disposition and does not view them as being part of its core operations. Management views the exclusion described in (v) above to be consistent with how it calculates Core Earnings on the remainder of its portfolio. As defined, Core Earnings include the net interest income and other income earned on the Company's investments on a yield adjusted basis, including TBA dollar roll income, or any other investment activity that may earn or pay net interest or its economic equivalent. One of the Company's objectives is to generate net income from net interest margin on the portfolio, and management uses Core Earnings to help measure this objective. Management believes that this non-GAAP measure, when considered with its GAAP financials, provides supplemental information useful for investors as it enables them to evaluate the Company's current core performance using the same measure that management uses to operate the business. This metric, in conjunction with related GAAP measures, provides greater transparency into the information used by the Company's management team in its financial and operational decision-making.

A reconciliation of GAAP Net Income/(loss) available to common stockholders to Core Earnings for the three months ended June 30, 2019 and June 30, 2018 is set forth below (in thousands, except per share data):

	Three Months Ended
	June 30, 2019	June 30, 2018
Net Income/(loss) available to common stockholders	$15,311	$4,801
Add (Deduct):
Net realized (gain)/loss	27,579	11,060
Unrealized (gain)/loss on real estate securities and loans, net	(43,165)	578
Unrealized (gain)/loss on derivative and other instruments, net	10,839	(4,781)
Property depreciation and amortization	1,180	—
Transaction related expenses and deal related performance fees(a)	484	314
Equity in (earnings)/loss from affiliates	(2,050)	(323)
Net interest income and expenses from equity method investments(b)	1,352	2,326
Dollar roll income	363	656
Other Income	(114)	—
Core Earnings (c)	$11,779	$14,631

Core Earnings, per Diluted Share (c)	$0.36	$0.52

(a)
For the three months ended June 30, 2018, the above chart was not adjusted for deal related performance fees as they did not have a material impact on Core Earnings for the period. Our policy with respect to deal related performance fees was modified in Q3 2018.

(b)
For the three months ended June 30, 2019 and June 30, 2018, $(4.8) million or $(0.15) per diluted share and $0.8 million or $0.03 per diluted share, respectively, of realized and unrealized changes in the fair value of Arc Home's net mortgage servicing rights and corresponding derivatives were excluded from Core earnings per diluted share as a result of our modification to the definition and calculation of Core Earnings in Q4 2018.

(c)
The three months ended June 30, 2019 and June 30, 2018 include cumulative retrospective adjustments of $(1.3) million or $(0.04) per diluted share and $(0.1) million or de minimis per diluted share, respectively, on the premium amortization for investments accounted for under ASC 320-10.

Footnotes

(1)       Diluted per share figures are calculated using weighted average outstanding shares in accordance with GAAP. Per share figures are calculated using a denominator of all outstanding common shares including vested shares granted to our Manager and our independent directors under our equity incentive plans as of quarter-end. Book value uses stockholders’ equity less net proceeds of the Company’s 8.25% Series A and 8.00% Series B Cumulative Redeemable Preferred Stock as the numerator. Undepreciated book value per share is a non-GAAP book value metric which adds accumulated depreciation and amortization back to book value to present an adjusted book value that incorporates the Company's single-family rental property portfolio at its undepreciated basis. This metric allows management to consider the investment portfolio exclusive of non-cash adjustments and facilitates the comparison of our financial performance to peer REITs. Book value and Undepreciated book value include the current quarter dividend.
(2)     The economic return on equity for the quarter represents the change in undepreciated book value per share from March 31, 2019 to June 30, 2019, plus the common dividends declared over that period, divided by undepreciated book value per share as of March 31, 2019. The annualized economic return on equity is the quarterly return on equity multiplied by four.
(3)       The investment portfolio at period end is calculated by summing the net carrying value of our Agency RMBS, any long positions in TBAs, Residential Investments, Commercial Investments, ABS Investments and our SFR portfolio, including securities and mortgage loans owned through investments in affiliates, exclusive of AG Arc LLC. Our Agency RMBS, Residential Investments, Commercial Investments, and ABS Investments are held at fair market value and our SFR portfolio is held at purchase price plus capitalized expenses less accumulated depreciation and amortization and any adjustments related to impairment. Our Credit Investments refer to our Residential Investments, Commercial Investments and ABS Investments. Refer to footnote (4) for more information on the GAAP accounting for certain items included in our investment portfolio. See footnote (14) for further details on AG Arc LLC.
(4)       Generally, when we purchase an investment and finance it, the investment is included in our assets and the financing is reflected in our liabilities on our consolidated balance sheet as either “Financing arrangements, net” or “Securitized debt, at fair value.” Throughout this press release where we disclose our investment portfolio and the related financing, we have presented this information inclusive of (i) securities and mortgage loans owned through investments in affiliates that are accounted for under GAAP using the equity method and (ii) long positions in TBAs, which are accounted for as derivatives under GAAP. This press release excludes investments through AG Arc LLC unless otherwise noted. This presentation of our investment portfolio is consistent with how our management evaluates the business, and we believe this presentation, when considered with the GAAP presentation, provides supplemental information useful for investors in evaluating our investment portfolio and financial condition. See footnote (14) for further details on AG Arc LLC.
(5)       Net interest margin is calculated by subtracting the weighted average cost of funds from the weighted average yield for the Company’s investment portfolio, which excludes cash held by the Company. See footnotes (9) and (10) for further detail. Net interest margin also excludes any net TBA position.
(6)       “At Risk” Leverage is calculated by dividing total financing including any net TBA position by our GAAP stockholders’ equity at quarter-end. Total financing at quarter-end includes financing arrangements through affiliated entities, exclusive of any financing utilized through AG Arc LLC, plus the payable on all unsettled buys less the financing on all unsettled sells, securitized debt, and any net TBA position (at cost). Total financing excludes any financing arrangements and unsettled trades on U.S. Treasuries.
(7)       This represents the weighted average monthly CPRs published during the quarter for our in-place portfolio during the same period. Any net TBA position is excluded from the CPR calculation.
(8)       The Company estimates duration based on third-party models. Different models and methodologies can produce different effective duration estimates for the same securities. Duration does not include our equity interest in AG Arc LLC or our investment in SFR.
(9)       The yield on our debt investments represents an effective interest rate, which utilizes all estimates of future cash flows and adjusts for actual prepayment and cash flow activity as of quarter-end. The yield on our SFR portfolio represents annualized net operating income for the quarter divided by its carrying value, gross of accumulated depreciation and amortization. Net operating income on our SFR portfolio is comprised of rental income and other SFR related income less property operating expenses. Our calculation excludes cash held by the Company and excludes any net TBA position. The calculation of weighted average yield is weighted based on net carrying value.
(10)     The cost of funds at quarter-end is calculated as the sum of (i) the weighted average funding costs on total financing outstanding at quarter-end and (ii) the weighted average of the net pay rate on our interest rate swaps, the net receive rate on our Treasury long positions, the net pay rate on our Treasury short positions, and the net receivable rate on our IO index derivatives, if any. Both elements of the cost of funds at quarter-end are weighted by the outstanding financing arrangements and securitized debt outstanding at quarter-end, excluding financing arrangements associated with U.S. Treasury positions. The cost of funds excludes any net TBA position.
(11)     Operating margin on our SFR portfolio is calculated as net operating income divided by revenues from our SFR portfolio adjusted for rent write-offs taken in the relevant quarter. Net operating income on our SFR portfolio is comprised of rental income and other SFR related income less property operating expenses.
(12)     The other operating expenses (corporate) percentage at quarter-end is calculated by annualizing other operating expenses (corporate) recorded during the quarter and dividing by our quarter-end stockholders’ equity.
(13)     This estimate of undistributed taxable income per share represents the total estimated undistributed taxable income as of quarter-end. Undistributed taxable income is based on current estimates and projections. As a result, the actual amount is not finalized until we file our annual tax return, typically in October of the following year.
(14)     The Company invests in Arc Home LLC through AG Arc LLC, one of its indirect subsidiaries.
(15)     The Company allocates its equity by investment using the fair market value of our investment portfolio, less any associated leverage, inclusive of any long TBA position (at cost). The Company allocates all non-investment portfolio related items based on their respective characteristics, beginning by allocating those items within the Securities and Loans Segment and Single-Family Rental Properties Segment and then allocating Corporate between the Securities and Loans Segment and Single-Family Rental Properties Segment in order to sum to stockholders’ equity per the consolidated balance sheets. The Company's equity allocation method is a non-GAAP methodology and may not be comparable to the similarly titled measure or concepts of other companies, who may use different calculations and allocation methodologies.